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                                                                    Exhibit 16


                               [letterhead]



August 28, 2000


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Mesdames:

We have read and agree with the comments of cMeRun Corp. (the "Company") included in Item 4 of the Company's Current Report on Form 8-KSB, dated August 21, 2000, except that we have no basis to agree or disagree with the Company's statements made in the third sentence of the first paragraph and in the third and fourth sentences of the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP




cc: Mr. James Lovie, Chief Executive Officer cMeRun Corp.